CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions “Financial Highlights,” “Independent Registered Public Accounting Firm” and “Financial Statements” and to the use our report dated August 13, 2004 for the Country Mutual Funds Trust, comprising the COUNTRY Growth Fund, COUNTRY Balanced Fund, COUNTRY Tax Exempt Bond Fund, COUNTRY Short-Term Bond Fund and COUNTRY Bond Fund, in the Registration Statement (Form N-1A) of the COUNTRY Mutual Funds Trust and their incorporation by reference in the related Statement of Additional Information filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 10 to the Registration Statement under the Securities Act of 1933 (File No. 333-68270) and in this Amendment No. 11 to the Registration Statement under the Investment Company Act of 1940 (File No. 811-10475).

/s/ ERNST & YOUNG LLP

Chicago, Illinois
October 25, 2004